EXHIBIT 99.1

May 13, 2025

Laura Heltebran Appointed Chief Legal Officer and Corporate Secretary at Atmus Filtration Technologies

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in filtration and media solutions, has appointed Laura Heltebran as Chief Legal Officer and Corporate Secretary, reporting to Atmus’ CEO Steph Disher, effective May 13. Heltebran will serve as a member of the Atmus Leadership Team.

“Laura brings a great breadth and depth of legal experience, which will play an important role in the continued growth of Atmus,” said Steph Disher, CEO and President of Atmus. “I am excited to welcome Laura to the Atmus team.”

Most recently, Heltebran served as Executive Vice President, Chief Legal Officer & Corporate Secretary with Wheels Up (NYSE: UP), where she led the company through its Initial Public Offering with the New York Stock Exchange in 2021 and worked closely with the Board of Directors. Prior to Wheels Up, Heltebran served as Senior Vice President and Deputy General Counsel at Hilton Worldwide. Her career is marked by progressive leadership positions across industries, from Hewlett Packard Enterprise to MCI Telecommunications Corporation to Computer Science Corporation (now DXC Technology).

With a continued drive toward excellence, Heltebran has actively pursued opportunities to hone her skills and experiences. Earlier this year, Heltebran earned her National Association of Corporate Directors Directorship Certification. She previously served as an Advisory Board Member of Women Leading in Travel and Hospitality and is a member of the class of 2022 of the DirectWomen Board Institute.

“I am inspired by the success Atmus has achieved thus far in its journey as an independent company,” shared Heltebran. “I am thrilled to join the team and help realize our full potential.”

Heltebran holds a bachelor’s degree from George Mason University (U.S.) and her Juris Doctor from the Antonin Scalia Law School, George Mason University.
About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. is a global leader in filtration and media solutions. For more than 65 years, the company has combined its culture of innovation with a rich history of designing and manufacturing filtration solutions. With a presence on six continents, Atmus serves customers across truck, bus, agriculture, construction, mining, marine and power generation vehicle and equipment markets, along with providing comprehensive aftermarket support and solutions. Headquartered in Nashville, Tennessee (U.S.), Atmus employs approximately 4,500 people globally who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Keri Moenssen
media.inquiries@atmus.com
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